                                                                    Exhibit 99.1


[INTERNATIONAL STEEL GROUP LOGO]



FOR IMMEDIATE RELEASE

               INTERNATIONAL STEEL GROUP ANNOUNCES FOURTH-QUARTER
                           AND FULL-YEAR 2003 RESULTS

     -    REPORTS FOURTH-QUARTER NET INCOME OF $24.9 MILLION OR $0.28 PER SHARE
     -    IPO PROCEEDS USED TO REDUCE DEBT
     - BETHLEHEM STEEL PLANTS AND WORKFORCE INTEGRATED; ACQUISITION IMPROVES PRODUCT MIX


RICHFIELD, Ohio, February 26, 2004 - International Steel Group Inc. (NYSE: ISG) today reported net income of $24.9 million or $0.28 per diluted share for the fourth quarter of 2003 and a net loss of $23.5 million or $0.31 per diluted share for the full year 2003. Sales for the fourth quarter and full year were $1.4 billion and $4.1 billion on shipments of 3.5 million tons and 10.4 million tons, respectively. Comparisons of these results to the prior year are not meaningful since ISG was not in existence for a full year in 2002, and 2003 included the results of the acquisition of the Bethlehem Steel Corporation assets.

During 2003 ISG incurred charges of $70.3 million due to the Bethlehem acquisition. These charges related to inventory revaluation, assumed contract revaluation and initial investment in the United Steelworkers of America pension plan for Bethlehem employees.

ISG's Chief Executive Officer Rodney B. Mott said, "Our accomplishments were significant in 2003. We purchased Bethlehem's assets, resulting in the largest acquisition in the domestic steel industry, and thus far we have been successful in integrating the assets and the employees of Bethlehem. In addition, we completed a very successful initial public offering. The proceeds of the IPO were used to reduce our debt and make significant progress toward our goal of achieving investment grade credit metrics. During the fourth quarter, our results improved as compared with our third quarter as production and shipments increased significantly. This led to a 20% rise in revenues from the third quarter to the fourth quarter while operating income improved to $53.2 million in the fourth quarter from a $15.7 million loss in the third quarter. We are pleased to have ended the fourth quarter and year with profitable results."

PRICES, PRODUCT MIX AND SHIPMENTS IMPROVE
-----------------------------------------

ISG's average realized price per ton shipped was $405 for the fourth quarter of 2003 and $391 for the full year. While ISG's prices improved over the course of the year and relative to 2002, most of this improvement was the result of the richer product mix due to the Bethlehem acquisition. The product mix improved as shipments of cold-rolled steel and other value-added products increased to 54% of total shipments in 2003 from 29% in 2002. Shipments in the fourth quarter increased about 600,000 tons to 3.5 million tons as compared with the third quarter of 2003.

LIQUIDITY AND LEVERAGE IMPROVE
------------------------------

ISG's initial public offering provided net proceeds of $493 million which were used to reduce bank borrowings related to the Bethlehem acquisition. As of December 31, 2003, ISG had liquidity of $423 million, consisting of $194 million in cash, with available borrowing capacity of $229 million. Liquidity at December 31, 2002 totaled about $103 million. At year-end 2003, long-term debt to total capitalization was approximately 32%.

OUTLOOK
-------

The improving domestic economy should allow the Company to further increase prices and improve its operating profit margins during 2004. Raw material costs, principally for coke and steel scrap, increased significantly in the fourth quarter of 2003 and have continued to increase in early 2004. Those cost increases and the strength of the steel markets have prompted ISG, like other steel producers, to announce significant price increases and implement surcharges to recover some or all of the increased raw material costs. Most recently, on February 16, 2004, ISG announced a price increase on hot-band steel from $370 to $420 per ton, and increased its surcharge from $30 to $90 per ton. ISG expects to ship between 14 and 15 million tons in 2004, an increase of nearly 5 million tons as compared with 2003. ISG's order book is full for the first half of the year.

WEIRTON STEEL PURCHASE AGREEMENT
--------------------------------

On February 19, 2004, ISG announced its intention to acquire most of the assets of Weirton Steel Corporation for $255 million, subject to purchase price adjustments. Closing of the transaction is subject to U.S. Bankruptcy Court approval, expiration of the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act, and satisfaction of other conditions. This acquisition is consistent with ISG's strategy to continue to consolidate domestic steel assets on a basis that will add value for the Company's stockholders. ISG has the ability to finance the cash portion of the acquisition through existing cash and credit arrangements. However, ISG may consider financing alternatives that could permit the Company to extend debt maturities, reduce financing costs, improve liquidity and increase financial flexibility.

CONFERENCE CALL ON THE WEB
--------------------------

A live Internet broadcast of ISG's conference call regarding fourth-quarter and full-year 2003 results can be accessed at 2 p.m. Eastern time on Thursday, February 26, 2004, on the Company's website, www.intlsteel.com. An archived replay of the call will be available on the website.

ABOUT INTERNATIONAL STEEL GROUP INC.
------------------------------------

International Steel Group Inc. is the second largest integrated steel producer in North America, based on steelmaking capacity. The Company has the capacity to cast more than 18 million tons of steel products annually. It ships a variety of steel products from 11 major steel producing and finishing facilities in six states, including hot-rolled, cold-rolled and coated sheets, tin mill products, carbon and alloy plates, rail products and semi-finished shapes serving the automotive, construction, pipe and tube, appliance, container and machinery markets.

FORWARD-LOOKING STATEMENTS
--------------------------

Statements in this release that are not historical facts, including statements accompanied by words such as "will," "believe," "expect," "estimate," or similar terms, are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve risks and uncertainties that may cause actual results or events to differ materially from those expressed or implied in such statements. These statements contain time-sensitive information that reflects management's best analysis only as of the date of this release. ISG does not undertake any ongoing obligation, other than that imposed by law, to publicly update or revise any forward-looking statements to reflect future events, information or circumstances that arise after the date of this release. Factors that may cause actual results and performance to differ materially from those in the forward-looking statements include, but are not limited to, negative overall economic conditions or conditions in the markets served; competition within the steel industry; changes in U.S. or foreign trade policy affecting steel imports or exports; changes in foreign currencies affecting the strength of the U.S. dollar; actions by domestic and foreign competitors; the inability to achieve the Company's anticipated growth objectives; changes in availability or cost of raw materials, energy or other supplies; labor issues affecting the Company's workforce or the steel industry generally; and the inability to implement the Company's operating culture and philosophy at acquired facilities. Further information concerning issues that could materially affect financial performance related to forward-looking statements can be found in ISG's Prospectus filed on December 12, 2003, and in the Company's subsequent periodic filings with the Securities and Exchange Commission.


Contact: Brian Kurtz
Vice President, Finance & Treasurer
International Steel Group Inc.
330/659-9100




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INTERNATIONAL STEEL GROUP INC.
CONSOLIDATED STATEMENT OF OPERATIONS (UNAUDITED, EXCEPT FOR YEAR-END 2002 DATA) (DOLLARS IN MILLIONS, EXCEPT PER SHARE AND PER TON DATA)

                                                            FOURTH QUARTER              YEAR ENDED
                                                       -----------------------   -------------------------
                                                          2003         2002         2003           2002
                                                       ----------   ----------   ----------     ----------
Net sales                                              $  1,418.2   $    498.0   $  4,070.0     $    933.1
Costs and expenses:
      Cost of sales                                       1,279.6        390.9      3,838.8          755.3
      Marketing, administrative and other expenses           56.8         28.7        153.6           50.2
      Depreciation and amortization                          28.6          5.3         74.1           11.0
                                                       ----------   ----------   ----------     ----------
Total costs and expenses                                  1,365.0        424.9      4,066.5          816.5
                                                       ----------   ----------   ----------     ----------

Operating income (loss)                                      53.2         73.1          3.5          116.6
Interest and other financing expense, net                    20.2          1.1         50.9            2.6
                                                       ----------   ----------   ----------     ----------
Earnings before taxes on income                              33.0         72.0        (47.4)         114.0
Provision (benefit) for income taxes                          8.1         29.0        (23.9)          45.9
                                                       ----------   ----------   ----------     ----------
Net income (loss)                                      $     24.9   $     43.0   $    (23.5)    $     68.1
                                                       ==========   ==========   ==========     ==========

Earnings (loss) per share
      Basic                                            $     0.29   $     0.63   $    (0.31)    $     1.02
                                                       ==========   ==========   ==========     ==========
      Diluted                                          $     0.28   $     0.62   $    (0.31)    $     0.99
                                                       ==========   ==========   ==========     ==========

Other information
      Shipments (tons in thousands)                         3,501        1,375       10,406          2,602
      Raw steel production (tons in thousands)              4,285        1,463       11,691          3,081
      Operating profit per ton shipped                 $       15   $       53   $     --       $       45
      Average implied selling price per ton shipped    $      405   $      362   $      391     $      359

INTERNATIONAL STEEL GROUP INC.
CONDENSED CONSOLIDATED BALANCE SHEETS (UNAUDITED, EXCEPT FOR 2002 DATA) (DOLLARS IN MILLIONS, EXCEPT PER SHARE DATA)

                                                               December 31,
                                                          --------------------
                            Assets                          2003        2002
-----------------------------------------------------     --------    --------
Current Assets
     Cash and cash equivalents                            $  193.6    $    9.8
     Receivables, net                                        549.9       148.8
     Inventories                                             866.8       203.9
     Other current assets                                     79.7        31.8
                                                          --------    --------
         Total current assets                              1,690.0       394.3
Property, plant and equipment, net                           861.9       244.8
Other long term assets                                        65.7        29.0
                                                          --------    --------
            Total assets                                  $2,617.6    $  668.1
                                                          ========    ========

           Liabilities and Stockholders' Equity
-----------------------------------------------------
Current liabilities                                       $  815.6    $  234.1
Long-term debt                                               362.8        68.4
Long-term capital leases                                     206.8        --
Other long-term liabilities                                  283.2        61.4
                                                          --------    --------
         Total liabilities                                 1,668.4       363.9
Stockholders' equity                                         949.2       304.2
                                                          --------    --------
            Total liabilities and stockholders' equity    $2,617.6    $  668.1
                                                          ========    ========